EXHIBIT 99.1

Beazer Homes Announces Closing of Offering of $350 Million Senior Unsecured Notes due 2029

ATLANTA — September 24, 2019 — Beazer Homes USA, Inc. (NYSE: BZH) (the “Company”) announced today the completion of its previously-announced offering of $350 million aggregate principal amount of 7.25% Senior Unsecured Notes due 2029 (the “Notes”). The Notes were offered in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds of the offering, together with borrowings under a new senior unsecured term loan facility and cash on hand, will be used to finance the repurchase of all of the $500 million aggregate principal amount of the Company’s 8.75% Senior Notes due 2022 (the “2022 Notes”).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offer and sale of the Notes will not be registered under the Securities Act or applicable state securities laws, and the Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States to non U.S. persons in accordance with Regulation S under the Securities Act. Unless so registered, the Notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the repurchase of the 2022 Notes described above will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Beazer Homes USA, Inc.

Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in—saving you money every month. With Beazer’s Choice Plans™, you can personalize your primary living areas—giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan. We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out beazer.com on Facebook, Instagram and Twitter.

Beazer Homes USA, Inc.

David I. Goldberg

Vice President of Treasury and Investor Relations

770-829-3700

investor.relations@beazer.com